Exhibit 99.1

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group, Inc. Announces Pricing of $325 Million of
4.500% Senior Notes due 2020 and $500 million of 5.250% Senior Notes due 2025

CARMEL, Ind., May 14, 2015 – CNO Financial Group, Inc. (NYSE:CNO) (“CNO”) announced today the pricing of its previously announced registered public offering of senior unsecured notes. CNO increased the total size of the offering to $825 million from $800 million, consisting of $325 million of 4.500% senior unsecured notes due 2020 (the “2020 Notes”) and $500 million of 5.250% senior unsecured notes due 2025 (the “2025 notes” and, together with the 2020 Notes, the “Notes”). Completion of the offering is expected to occur on May 19, 2015, subject to customary closing conditions.

Interest on the Notes is payable semi-annually on May 30th and November 30th, commencing November 30, 2015. The 2020 Notes will mature on May 30, 2020 and the 2025 Notes will mature on May 30, 2025.

CNO intends to use the net proceeds of the offering of the Notes, together with borrowings of $100 million under an expected $150 million four-year senior unsecured revolving credit facility (the “new revolving credit facility”), to (i) repay all amounts outstanding under its existing senior secured credit facility, (ii) redeem and satisfy and discharge all of its outstanding 6.375% Senior Secured Notes due 2020 and (iii) pay fees and expenses related to the foregoing. Any remaining amounts will be used for general corporate purposes, including share repurchases.

Goldman, Sachs and Co. and RBC Capital Markets are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to CNO’s shelf registration statement, which became automatically effective upon filing with the Securities and Exchange Commission and is available online at www.sec.gov. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission, and may be obtained online at www.sec.gov or from: Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com, or RBC Capital Markets, LLC, Attention: Investment Grade Syndicate Desk, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, by phone at (866) 375-6829 or by email at rbcnyfixedincomeprospectus@rbccm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

About CNO

CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company – primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.